Exhibit 99.1

INTEL REPORTS FOURTH-QUARTER AND ANNUAL RESULTS

Fourth-Quarter Earnings Per Share $0.16

SANTA CLARA, Calif., Jan. 14, 2003 -- Intel Corporation today announced fourth-quarter revenue of $7.2 billion, up 10 percent sequentially and up 3 percent year-over-year.

     Fourth-quarter net income was $1.0 billion, up 53 percent sequentially and up 108 percent year-over-year. Earnings per share were $0.16, up 60 percent sequentially and up 129 percent from $0.07 in the fourth quarter of 2001.

     Fourth-quarter net income excluding acquisition-related costs1 of approximately $106 million was $1.1 billion, up 37 percent sequentially and up 6 percent year-over-year. Earnings excluding acquisition-related costs were $0.16 per share, up 45 percent sequentially and up 7 percent from $0.15 in the fourth quarter of 2001.

     "2002 ended with a strong quarter," said Craig R. Barrett, Intel chief executive officer. "By successfully executing our strategies, it appears we have increased our market segment share in microprocessors, chipsets, graphics, motherboards, flash, PDA microprocessors and LAN-on-motherboard gigabit Ethernet connections.

     "In 2003, we will continue to deploy advanced technology, further our silicon leadership, deliver industry-leading products, and improve our competitiveness and cost structure so we can continue to outperform now and when the economic picture improves."

     The fourth-quarter 2002 results included a tax benefit of approximately $75 million related to small divestitures that closed during the quarter. The fourth-quarter 2001 results reflected charges for the amortization of goodwill, which is no longer amortized under generally accepted accounting principles (GAAP) with the adoption of FASB rule 142 at the beginning of 2002.

     Intel will discontinue reporting earnings excluding acquisition-related costs beginning with its first-quarter 2003 earnings announcement. The goodwill provisions of FASB rule 142 have resulted in a substantial reduction in the difference between the company's earnings on a GAAP basis and its earnings excluding acquisition-related costs. Intel reported earnings excluding acquisition-related costs during 2002 to provide supplemental information on performance and a consistent basis for financial comparisons.

Full-Year Results

     Revenue for 2002 was $26.8 billion, up 1 percent from $26.5 billion in 2001. Net income was $3.1 billion, up 141 percent from $1.3 billion in 2001. Earnings per share were $0.46, up 142 percent from $0.19 in 2001. The 2001 results reflect charges for the amortization of goodwill.

     Net income for 2002 excluding acquisition-related costs was $3.5 billion, down 4 percent from $3.6 billion in 2001. Earnings excluding acquisition-related costs were $0.51 per share, down 2 percent from $0.52 in 2001.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Jan. 13, 2003.

Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

** Revenue in the first quarter is expected to be between $6.5 billion and $7.0 billion.

** Gross margin percentage in the first quarter is expected to be 50 percent, plus or minus a couple of points, as compared to 51.6 percent in the fourth quarter of 2002. Intel's gross margin percentage varies primarily with revenue levels, product mix and pricing, changes in unit costs, capacity utilization, and timing of factory ramps and associated costs.

** Gross margin percentage for 2003 is expected to be approximately 51 percent, plus or minus a few points, as compared to 50 percent in 2002.

** Expenses (R&D, excluding in-process R&D, plus MG&A) in the first quarter are expected to be between $2.0 billion and $2.1 billion, as compared to $2.1 billion in the fourth quarter of 2002. Expenses, particularly certain marketing- and compensation-related expenses, vary depending on the level of revenue and profits.

** R&D spending for 2003, excluding in-process R&D, is expected to be approximately $4.0 billion, flat with 2002.

** Capital spending for 2003 is expected to be between $3.5 billion and $3.9 billion, as compared to $4.7 billion in 2002. Intel's semiconductor equipment spending is being primarily targeted at 300-mm wafer production, which is providing the company with greater capital efficiency and lower manufacturing costs.

** Gains or losses from equity investments and interest and other in the first quarter are expected to be a net loss of $125 million due to the expectation of a net loss on equity investments of approximately $170 million, primarily as a result of impairment charges on private equity investments. Expectations of impairment charges are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. Gains or losses from equity securities and interest and other assume no unanticipated events and vary depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in the fair value of derivative instruments.

** The tax rate for 2003 is expected to be approximately 30.5 percent. This tax rate is higher than the 2002 rate of 27.4 percent primarily due to a higher percentage of profits being expected in higher-tax jurisdictions.

** Depreciation is expected to be approximately $1.2 billion in the first quarter and approximately $4.9 billion for the year.

** Amortization of acquisition-related intangibles and costs is expected to be approximately $85 million in the first quarter and approximately $300 million for the full year.

The statements in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. A number of factors in addition to those discussed above could cause actual results to differ materially from expectations. Demand for Intel's products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions, as well as computing and communications industry trends, and changes in customer order patterns. Intel conducts much of its manufacturing, assembly and test, and sales outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, and tariff and import regulations. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as sustaining and growing new businesses and integrating and operating any acquired businesses. The gross margin percentage could also be affected by the execution of the manufacturing ramp, excess manufacturing capacity, excess or obsolete inventory, and variations in inventory valuation, as well as adverse effects associated with product errata (deviations from published specifications). Results could also be affected by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended Sept. 28, 2002.

Status of Business Outlook and Mid-Quarter Business Update

     During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on March 6. From the close of business on Feb. 28 until publication of the Update, Intel will observe a "Quiet Period" during which the Outlook in this Release and the company's filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Outlook, Update and related Quiet Periods, please refer to the Outlook section of the Intel Investor Relations Web site at www.intc.com.

FOURTH-QUARTER REVIEW

Financial Review

** The average selling price (ASP) of Intel Architecture microprocessors used in PCs and servers was higher. The ASP including microprocessors used in embedded applications and the Microsoft* XBox was approximately flat.

** The gross margin percentage was 51.6 percent, higher than the company's updated expectation. The gross margin percentage was higher than 49 percent in the third quarter of 2002, primarily due to higher revenue.

** Amortization of acquisition-related intangibles and costs for the fourth quarter included a $15 million write-off of acquired intangibles related to the previous acquisition of Xircom Inc.

** The tax rate was approximately 27.4 percent in the fourth quarter excluding the impact of acquisition-related costs and excluding the $75 million tax benefit related to divestitures of prior acquisitions.

** Gains or losses on equity investments and interest and other resulted in a net loss of $117 million, greater than the previous expectation of a net loss of $90 million. The net loss on equity investments was $171 million, including the impact of impairment charges of approximately $177 million.

Intel, Pentium, Celeron, Centrino, Itanium, Xeon and XScale are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

*Other names and brands may be claimed as the property of others.

1 Acquisition-related costs consist of one-time write-offs of purchased in-process R&D and amortization of acquisition-related intangibles and costs, which includes write-offs of acquisition-related intangibles. Earnings excluding acquisition-related costs in 2002 also exclude the $75 million tax benefit related to divestitures of prior acquisitions recognized in the fourth quarter of 2002. Intel's definition of earnings excluding acquisition-related costs is not necessarily comparable with how other companies might present this information. Earnings excluding acquisition-related costs are not in accordance with GAAP because GAAP earnings include these costs.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

Three Months Ended		Twelve Months Ended

Dec. 28,	Dec. 29,	Dec. 28,	Dec. 29,
2002	2001	2002	2001

NET REVENUE	$7,160	$6,983	$26,764	$26,539

Cost of sales	3,464	3,402	13,446	13,487
Research and development	1,022	952	4,034	3,796
Marketing, general and administrative	1,104	1,071	4,334	4,464
Amortization of goodwill	--	405	--	1,710
Amortization and impairment of
acquisition-related intangibles and costs	106	145	548	628
Purchased in-process research and
development	--	--	20	198

Operating costs and expenses	5,696	5,975	22,382	24,283

OPERATING INCOME	1,464	1,008	4,382	2,256
Losses on equity securities, net	(171)	(287)	(372)	(466)
Interest and other, net	54	73	194	393

INCOME BEFORE TAXES	1,347	794	4,204	2,183
Income taxes	298	290	1,087	892

NET INCOME	$1,049	$504	$3,117	$1,291

BASIC EARNINGS PER SHARE	$0.16	$0.08	$0.47	$0.19

DILUTED EARNINGS PER SHARE	$0.16	$0.07	$0.46	$0.19

COMMON SHARES OUTSTANDING	6,598	6,698	6,651	6,716
COMMON SHARES ASSUMING DILUTION	6,660	6,851	6,759	6,879

SUPPLEMENTAL INFORMATION EXCLUDING
ACQUISITION-RELATED COSTS

The following supplemental information excludes the effect of acquisition-related costs. This information is not prepared in accordance with generally accepted accounting principles.

	Three Months Ended		Twelve Months Ended

	Dec. 28,	Dec. 29,	Dec. 28,	Dec. 29,
	2002	2001	2002	2001

Operating costs and expenses excluding
acquisition-related costs	$5,590	$5,425	$21,814	$21,747
Operating income excluding
acquisition-related costs	$1,570	$1,558	$4,950	$4,792
Net income excluding acquisition-related
costs	$1,054	$998	$3,464	$3,606
Basic earnings per share excluding
acquisition-related costs	$0.16	$0.15	$0.52	$0.54
Diluted earnings per share excluding
acquisition-related costs	$0.16	$0.15	$0.51	$0.52

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Dec. 28,	Sept. 28,	Dec. 29,
	2002	2002	2001

CURRENT ASSETS
Cash and short-term investments	$10,786	$9,615	$10,326
Trading assets	1,801	1,627	1,224
Accounts receivable	2,574	3,089	2,607
Inventories:
Raw materials	223	286	237
Work in process	1,365	1,520	1,316
Finished goods	688	675	700

	2,276	2,481	2,253
Deferred tax assets and other	1,488	1,233	1,223

Total current assets	18,925	18,045	17,633

Property, plant and equipment, net	17,847	17,970	18,121
Long-term investments	1,234	1,238	1,474
Goodwill	4,330	4,334	4,330
Other assets	1,888	2,049	2,837

TOTAL ASSETS	$44,224	$43,636	$44,395

CURRENT LIABILITIES
Short-term debt	$436	$317	$409
Accounts payable and accrued liabilities	4,527	4,492	4,755
Deferred income on shipments to
distributors	475	512	418

Income taxes payable	1,157	960	988

Total current liabilities	6,595	6,281	6,570
LONG-TERM DEBT	929	1,000	1,050
DEFERRED TAX LIABILITIES	1,232	1,048	945

STOCKHOLDERS' EQUITY	35,468	35,307	35,830

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$44,224	$43,636	$44,395